Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Reports Earnings of $9.9 Million, or $1.52 Per Diluted Share, in 2Q20 compared to $4.3 Million, or $0.62 Per Diluted Share in 2Q19

ANCHORAGE, Alaska - July 27, 2020 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $9.90 million, or $1.52 per diluted share, in the second quarter of 2020, compared to $1.03 million, or $0.16 per diluted share, in the first quarter of 2020, and $4.26 million, or $0.62 per diluted share, in the second quarter a year ago. The effort put forth by all of our employees to meet the needs of our community during the pandemic resulted in increased production in the Home Mortgage Lending segment, as well as significant participation in the Small Business Administration ("SBA") Paycheck Protection Program ("PPP") in the Community Banking segment, which contributed to record profitability.

Net income for the first six months of 2020 was $10.93 million, or $1.68 per diluted share, compared to $8.57 million, or $1.24 per diluted share, in the first six months of 2019. The provision for loan losses increased to $2.5 million, compared to a $1.1 million loan loss provision in the first half of 2019.

“Our second quarter was highlighted by higher production in new purchase and refinance activity in the Home Mortgage Lending segment, as a result of the historically low interest rate environment. Additionally, PPP loans generated during the quarter had a meaningful impact on loan and deposit growth in the Community Banking segment, which also contributed to strong second quarter results,” said Joe Schierhorn, President and CEO. “In addition to the impact of the COVID-19 pandemic, Alaska’s economy continues to reflect the downturn in the energy sector, particularly with the sharp decline in oil prices. While Alaska is one of the few states that has re-opened, we have taken a structured approach to resuming all branch activities with many employees continuing to work remotely while maintaining our high level of customer service.”

“Northrim’s participation in the PPP helped service the needs of our customers and the community,” said Schierhorn. “In early April we made the decision to offer the program to existing customers and new customers. As a result, according to the SBA, Northrim originated more PPP loans than any other financial institution in Alaska, funding 23% of all Alaska PPP loans through the period ending June 30, 2020. We were able to help approximately 1,000 new customers receive PPP funding in addition to helping more than 1,500 of our existing customers who participated in the program.”

COVID-19 Issues:

•
Industry Exposure: Northrim has identified various industries that may be adversely impacted by the COVID-19 pandemic and the significant decline in oil prices. Though the industries affected may change through the progression of the pandemic, the following sectors for which Northrim has exposure, as a percent of the total loan portfolio excluding SBA PPP loans as of June 30, 2020, are: Tourism (6%), Oil and Gas (6%), Aviation (non-tourism) (5%), Healthcare (5%), Accommodations (3%), Retail (2%) and Restaurants (2%).

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•
Customer Accommodations: The Company has implemented several forms of assistance to help our customers in the event that they experience financial hardship as a result of COVID-19 in addition to our participation in PPP lending. These accommodations include interest only and deferral options on loan payments, as well as the waiver of various fees related to loans, deposits and other services. As of June 30, 2020, the Company has made the following loan modifications due to the impacts of COVID-19:

Loan Modifications due to COVID-19
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$64,298	$293,224	$357,522
Number of modifications	76	403	479

Consumer loans represent 1% of total loan modifications identified above.

•
Loan Loss Reserve: Northrim booked a loan loss provision of $404,000 for the quarter ended June 30, 2020. This compares to a provision for loan losses of $2.1 million during the previous quarter and a $300,000 provision for loan losses in the second quarter a year ago.

•
Credit Quality: Net adversely classified loans improved to $15.7 million at June 30, 2020, as compared to $25.0 million at June 30, 2019. Net loan chargeoffs were $768,000 in the second quarter of 2020, compared to net loan recoveries of $9,000 in the second quarter of 2019.

•
Branch Operations: All but one branch remained open throughout the quarter. Branch lobbies were available by appointment from March 23 to June 17. All but one branch was fully reopened on June 17 with a number of customers and employee safety measures implemented.

•	Growth and Paycheck Protection Program:

◦	The Company’s asset base increased during the second quarter ended June 30, 2020, due primarily to loans originated under the SBA's PPP.

◦	Through June 30, 2020, Northrim had funded approximately 2,500 PPP loans totaling $353.5 million to both existing and new customers.

◦
According to the SBA, the Company originated more SBA PPP loans in the State of Alaska than any other financial institution, funding 23% of the number and 28% of the value of all Alaska PPP loans for the period ending June 30, 2020.

◦
The Company initially utilized the Federal Reserve Bank's Paycheck Protection Program Liquidity Facility (the "PPPLF") to fund PPP loans, but has since repaid those funds back in full and has funded the SBA PPP loans through core deposits and maturity of long-term investments.

•
Capital Management: At June 30, 2020, the Company’s tangible common equity to tangible assets* ratio was 9.54% and the Bank’s capital was well in excess of all regulatory requirements. As previously announced, the Company suspended its previously announced stock repurchasing activity effective March 26, 2020.

Second Quarter 2020 Highlights:

•
Total revenue, which includes net interest income plus other operating income, increased 58% to $35.0 million in the second quarter of 2020, compared to $22.1 million in the first quarter of 2020 and increased 37% compared to $25.5 million in the second quarter a year ago.

◦	Community Banking provided 54% of total revenues and 46% of earnings in the second quarter of 2020.

◦	Home Mortgage Lending provided 46% of total revenue and 54% of earnings in the second quarter of 2020.

•	Net interest income in the second quarter of 2020 was $17.5 million, up 11% from $15.7 million in the preceding quarter and up 9% from $16.0 million in the second quarter a year ago.

•
Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.02% in the second quarter of 2020, a 35-basis point contraction compared to the preceding quarter, and a 75-basis point contraction compared to the second quarter a year ago.

•	Return on average assets was 2.04% and return on average equity was 19.44% for the second quarter of 2020.

•	Net loans increased 33% to $1.41 billion at June 30, 2020, compared to $1.06 billion at March 31, 2020, and increased 42% compared to $995.2 million at June 30, 2019.

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•	Total deposits increased 24% to $1.74 billion at June 30, 2020, compared to $1.40 billion at March 31, 2020, and increased 35% compared to $1.29 billion a year earlier.

•	The Company's wholly owned subsidiary, Residential Mortgage, LLC, generated $212 million or 126% more production during the quarter ended June 30, 2020 as compared to the same period in 2019.

•
The decrease in mortgage interest rates resulted in a decrease of the Bank's mortgage servicing rights by $1.9 million for the quarter ended June 30, 2020, compared to a decrease of $930,000 for the preceding quarter and a decrease of $950,000 for the second quarter a year ago.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total assets	$2,016,705	$1,691,262	$1,643,996	$1,616,631	$1,552,770
Total portfolio loans	$1,433,201	$1,081,873	$1,043,371	$1,036,547	$1,015,704
Average portfolio loans	$1,342,717	$1,059,023	$1,027,728	$1,020,186	$1,003,019
Total deposits	$1,737,359	$1,395,492	$1,372,351	$1,351,029	$1,288,178
Average deposits	$1,620,008	$1,359,206	$1,361,786	$1,307,795	$1,239,354
Total shareholders' equity	$206,923	$197,723	$207,117	$204,039	$206,338
Net income	$9,900	$1,033	$4,580	$7,538	$4,261
Diluted earnings per share	$1.52	$0.16	$0.69	$1.11	$0.62
Return on average assets	2.04%	0.25%	1.11%	1.90%	1.12%
Return on average shareholders' equity	19.44%	2.00%	8.74%	14.45%	8.13%
NIM	3.98%	4.32%	4.48%	4.60%	4.71%
NIMTE*	4.02%	4.37%	4.52%	4.65%	4.77%
Efficiency ratio	64.76%	84.87%	78.79%	72.01%	77.58%
Total shareholders' equity/total assets	10.26%	11.69%	12.60%	12.62%	13.29%
Tangible common equity/tangible assets*	9.54%	10.84%	11.73%	11.74%	12.38%
Book value per share	$32.49	$31.06	$31.58	$31.20	$30.66
Tangible book value per share*	$29.97	$28.53	$29.12	$28.74	$28.27
Dividends per share	$0.34	$0.34	$0.33	$0.33	$0.30

* References to NIMTE, tangible book value per share, tangible common equity and tangible assets (all of which exclude intangible assets) represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Alaska Economic Update
(Note: sources for information included in this section are included on page 10.)

The COVID-19 pandemic has disrupted economies all around the world. In Alaska, the tourism and hospitality industries have been most affected with job losses. Oil prices dropped precipitously at the beginning of the pandemic, but have rebounded recently to healthier levels. The government’s fiscal and monetary response has been far reaching. This has greatly eased the short run impacts of the virus for most of Northrim's customers.

The State Department of Labor reported that a year and a half of positive job growth came to an abrupt end in April of 2020. The seasonally adjusted unemployment rate in the State of Alaska jumped from 5.6% in March to 13.5% in April. This moderated slightly to 12.6% in May. The comparable U.S. rate peaked at 14.7% in April and decreased to 13.3% in May. In Alaska, every major job sector reported declines year-over-year (“YoY”) in May. Leisure and Hospitality was the most severely impacted, declining 39.7% for a loss of 15,300 jobs in May. Government declined by 7,400 jobs or 9.1%, primarily due to a loss of 6,200 local government jobs. State government declined by 1,000 jobs and Federal government by only 200 jobs. Other major sectors to decline YoY in May of 2020 were: Health Care -2,900; Transportation, Warehousing and Utilities -2,700; Retail Trade -2,600; and Construction -2,400.

Oil prices have been fluctuating significantly in 2020 as the global economy reacts to the COVID-19 pandemic. Average monthly Alaska North Slope (“ANS”) crude oil prices began the year averaging $65.48 for the month of January. The

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virus concerns began to have an effect when monthly ANS prices declined to $54.48 in February and $33.21 in March. In the second quarter of 2020, ANS prices hit a monthly low of $16.54 in April and increased to $28.21 in May. The ANS price improved throughout June and averaged $41.78.

Trillions of dollars in federal assistance programs have helped mitigate some of the negative impacts of the COVID-19 pandemic in the short run. The Fed Funds rate was decreased 1.5% in March. “This helped reduce borrower’s interest expense dramatically,” stated Mark Edwards, EVP Chief Credit Officer and Bank Economist. “The Federal Reserve is buying corporate bonds, lending to state and municipal governments, and even aiding foreign central banks of our allies to help stabilize global markets. The Fed is adding liquidity to the system to ensure credit markets don’t freeze up.”

The SBA PPP program and the Economic Injury Disaster loan program have provided hundreds of billions of dollars to businesses around the country. President and CEO Joe Schierhorn added, “We are proud of Northrim Bank’s role in extensively supporting the SBA’s lending programs. The Federal Reserve’s Main Street Lending Program is also now available to help businesses weather current economic disruptions. Direct grants to states from the CARES Act provided approximately $1.25 billion to Alaska. An increase of $600 in weekly unemployment insurance benefits helped millions of people out of work maintain cash flow. A moratorium on housing foreclosures, coupled with widespread payment forbearance arrangements, kept Americans in their homes.”

Alaska’s seasonally adjusted gross state product ("GSP") was $54 billion in the first quarter of 2020, according to the U.S. Bureau of Economic Analysis ("BEA") in a report released on July 7, 2020. Alaska’s real GSP decreased 4% annualized for the quarter. Real GSP decreased in all 50 states in the first quarter of 2020 and averaged a decline of 5% for the nation.  Alaska’s performance was above average, placing it 13th best of the 50 U.S. states for the quarter. This is following positive growth in Alaska in 2019 of 2.5%, compared to U.S. growth of 2.3% last year.  The largest sectors of decline in GSP in Alaska in the first quarter of 2020 were Health Care, Accommodation and food services, and Government.

Alaska’s personal income grew 3.7% in 2019 according to a report by the BEA. Total income from all sources in Alaska grew from $44.4 billion at the end of 2018 to $46.1 billion in the first quarter of 2020. Most of the increase came from over $1 billion in improvement of wages in 2019. The first quarter of 2020 saw an annualized growth rate of 1.3% in Alaska.

Alaska’s delinquency and foreclosure levels continue to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s foreclosure rate was 0.60% at the end of the first quarter 2020. That compares to 0.63% at the end of 2019. The comparable national average rate was 0.73% in the first quarter of 2020 and 0.78% at the end of 2019.

The national survey reported that the percentage of delinquent mortgage loans in Alaska was 3.23% in the first quarter of 2020. This compares to 2.85% at the end of 2019. The delinquency rate for the entire country was higher at 4% in the first quarter of 2020 and 4.07% at the end of 2019.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

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Review of Income Statement

Consolidated Income Statement

In the second quarter of 2020, Northrim generated a return on average assets ("ROAA") of 2.04% and a return on average equity ("ROAE") of 19.44%, compared to 0.25% and 2.00%, respectively, in the first quarter of 2020 and 1.12% and 8.13%, respectively, in the second quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased 9.4% to $17.5 million in the second quarter of 2020 compared to $16.0 million in the second quarter of 2019 and increased 11.3% compared to $15.7 million in the first quarter of 2020. Interest income benefited from the growth in the loan portfolio during the second quarter of 2020, as well as the amortization of PPP loan fees.

NIMTE* was 4.02% in the second quarter of 2020 compared to 4.37% in the preceding quarter and 4.77% in the second quarter a year ago. “The decline in our NIMTE* compared to the prior quarter was primarily due to the swift reduction in short-term interest rates during the first quarter of 2020 and the resulting effect on yields in the loan portfolio,” said Jed Ballard, Chief Financial Officer. “Also notable was the impact of SBA PPP loans, which reduced our NIMTE* by 15 basis points during the second quarter of 2020.” Northrim’s NIMTE* continues to remain above the peer average posted by the SNL Small Cap U.S. Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 20201.

The yield on interest earning assets in the second quarter of 2020 was 4.38%, down 44 basis points from the first quarter of 2020 and down 79 basis points compared to the second quarter a year ago. The cost of funds was 57 basis points in the second quarter of 2020, down 13 basis points compared to the preceding quarter and down 6 basis points compared to the second quarter a year ago. The decrease in cost of funds for the second quarter of 2020 was the result of using the Federal Reserve's PPPLF with a cost of 35 bps for a portion of the quarter.

Provision for Loan Losses

Northrim recorded a provision for loan losses of $404,000 in the second quarter of 2020. This compares to a $2.1 million provision in the first quarter of 2020 and a $300,000 provision in the second quarter a year ago. “The provision for loan losses during the quarter primarily reflects management's assessment of risks associated with the COVID-19 pandemic, the reduction in oil prices and a slowing Alaska economy, as well as the small growth in the loan portfolio excluding PPP loans,” said Ballard. The total allowance for loan losses to portfolio loans decreased at June 30, 2020 compared to March 31, 2020 and June 30, 2019 due to net charge offs during the quarter that were only partially offset by the provision for loan losses in the second quarter of 2020.

Nonperforming loans, net of government guarantees, improved during the quarter to $12.7 million at June 30, 2020, compared to $13.4 million at March 31, 2020, and $16.9 million at June 30, 2019. The allowance for loan losses was 162% of nonperforming loans, net of government guarantees at the end of the quarter, compared to 157% three months earlier and 121% a year earlier.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $17.5 million, or 50% of total second quarter 2020 revenues, as compared to $6.4 million, or 29% of

1As of March 31, 2020, the SNL Small Cap US Bank Index tracked 108 banks with total common market capitalization between $250 million to $1B with an average for NIMTE* of 3.46%.

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revenues in the first quarter of 2020, and $9.6 million, or 37% of revenues in the second quarter of 2019. In the first six months of 2020, other operating income totaled $24.0 million, or 42% of revenues, compared to $17.1 million, or 35% of revenues in the first six months of 2019. The primary drivers of changes in other operating income are variability in the mortgage market, which is seasonal and cyclical and also dependent on changes in mortgage rates, and from the fair value changes of marketable equity securities. The fair value mark-to-market of the marketable equity securities portfolio increased other income by $149,000 in the second quarter of 2020, compared to an $871,000 decrease in the first quarter of 2020 and a $118,000 increase in the second quarter of 2019. There was $17,000 in interest rate swap income in the second quarter of 2020. This compares to no swap income in the preceding quarter and $734,000 in interest rate swap income in the second quarter of 2019 on the execution of interest rate swaps related to the Company's commercial lending operations. Additionally, purchased receivable income is down significantly as those customers were reportedly using resources from PPP loans, resulting in decreased outstanding purchased receivable balances in the second quarter of 2020.

“Additionally, deposit and services charges were down during the second quarter, due to customer accommodations made during the first two months of the quarter,” noted Ballard.

Other Operating Expenses

Operating expenses were $22.7 million in the second quarter of 2020, compared to $18.8 million in the first quarter of 2020, and $19.8 million in the second quarter of 2019. Factors impacting other operating expenses include higher compensation costs related to the mortgage banking operations and higher data processing costs in the Community Banking segment due to charges for additional products and services. In the first six months of 2020, operating expenses were $41.5 million, up from $36.9 million in the first six months of 2019.

Income Tax Provision
For the second quarter of 2020, Northrim recorded $2.0 million in state and federal income tax expense for an effective tax rate of 16.9% compared to $243,000, or 19.0% in the first quarter of 2020 and $1.1 million, or 21.2% in the second quarter a year ago. For the first half of 2020, Northrim recorded $2.3 million in state and federal income tax expense, for an effective tax rate of 17.1% compared to $2.3 million and 21.2% for the same period in 2019.
The Company expensed $454,000 in the fourth quarter of 2018 to accrue for a potential increase in tax expense related to an audit that was performed by the State of Alaska for tax years 2014-2016. The Company appealed the State of Alaska’s decision on this matter and reversed the tax accrual of $454,000 in the second quarter of 2020 because the Company believes that it is more likely than not that the court will rule in the Company’s favor.

Community Banking

“We are proud of the work we have done to provide PPP loans to our Alaskan communities,” said Schierhorn. “Our Community Banking segment continues to provide growth opportunities in the Alaska markets that we serve. In March we opened a loan production office in Kodiak, and we have received regulatory approvals for a new branch in Fairbanks that is scheduled to open later this year. We will continue to look at other markets where we see additional opportunities.” Net interest income in the Community Banking segment totaled $16.6 million in the second quarter of 2020, compared to $15.3 million in the first quarter of 2020 and $15.6 million in the second quarter of 2019.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net interest income	$16,649	$15,261	$16,080	$16,000	$15,633
Provision (benefit) for loan losses	404	2,060	(150)	(2,075)	300
Other operating income	2,308	1,768	3,347	2,944	3,619
Compensation expense, net RML acquisition payments	—	—	468	—	—
Other operating expense	14,113	13,612	14,765	13,126	14,111
Income before provision for income taxes	4,440	1,357	4,344	7,893	4,841
Provision (benefit) for income taxes	(124)	266	719	1,550	984
Net income	$4,564	$1,091	$3,625	$6,343	$3,857
Weighted average shares outstanding, diluted	6,440,898	6,560,593	6,647,510	6,707,523	6,896,687
Diluted earnings per share	$0.70	$0.17	$0.55	$0.93	$0.56

	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2020	June 30, 2019
Net interest income	$31,910	$31,121
Provision for loan losses	2,464	1,050
Other operating income	4,076	6,854
Other operating expense	27,725	26,629
Income before provision for income taxes	5,797	10,296
Provision for income taxes	142	2,139
Net income	$5,655	$8,157

Average diluted shares	6,496,515	6,939,338
Weighted average shares outstanding, diluted	$0.87	$1.18

Home Mortgage Lending

“The significant activity in the mortgage market far exceeded normal seasonality in the second quarter of 2020, especially in the refinance market, where refinance activity was up 715% compared to the second quarter a year ago” said Ballard. “We also continue to experience strong new home purchases in our market due to the historically low interest rate environment.”

During the second quarter of 2020, mortgage loan volume more than doubled to $381.1 million, of which 35% was for new home purchases, compared to $168.2 million and 54% of loans funded for new home purchases in the first quarter of 2020, and $169.0 million, of which 82% was for new home purchases in the second quarter of 2019.

Loan fundings increased during the quarter and year-over-year driven by increased refinance activity. This was partially offset by the net change in fair value of mortgage servicing rights, which decreased mortgage banking income by $1.9 million during the second quarter of 2020.

“Our mortgage servicing business, which we initiated to service loans for the Alaska Housing Finance Corporation, contracted for the first time in the second quarter of 2020 compared to the first quarter of 2020 as a result of the significant refinance activity,” added Ballard. As of June 30, 2020, Northrim serviced 2,686 loans in its $655.2 million home-mortgage-servicing portfolio, which is a 3% decrease from the $678.1 million serviced for the first quarter of 2020, and a 9% increase from the $598.4 million serviced a year ago. Mortgage servicing revenue contributed $1.6 million to revenues in the second quarter of 2020 compared to $1.3 million in the first quarter of 2020 and $1.1 million

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in the second quarter of 2019. Total mortgage servicing income fluctuates based on the amount of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights, which is driven by interest rate volatility and the amount of serviced mortgages that payoff during the period as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $1.9 million for the second quarter of 2020, compared to a decrease of $930,000 for the first quarter of 2020 and a decrease of $950,000 for the second quarter of 2019. The portion of the change in the fair value of mortgage servicing rights resulting from collection of cash flows, including payoffs, was a decrease of $1 million for the second quarter of 2020, a decrease of $229,000 for the preceding quarter, and a decrease of $320,000 for the same quarter a year ago.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Mortgage commitments	$206,274	$197,892	$48,796	$86,044	$107,330
Mortgage loans funded for sale	$381,086	$168,224	$181,102	$241,795	$168,953
Mortgage loan refinances to total fundings	65%	46%	30%	33%	18%
Mortgage loans serviced for others	$655,183	$678,096	$659,048	$634,059	$598,415

Net realized gains on mortgage loans sold	$11,322	$4,643	$5,215	$6,768	$4,903
Change in fair value of mortgage loan commitments, net	3,579	(545)	(455)	(535)	655
Total production revenue	14,901	4,098	4,760	6,233	5,558
Mortgage servicing revenue	1,633	1,327	1,679	1,649	1,119
Change in fair value of mortgage servicing rights, net[1]	(1,928)	(930)	(321)	(662)	(950)
Total mortgage servicing revenue, net	(295)	397	1,358	987	169
Other mortgage banking revenue	621	170	270	345	223
Total mortgage banking income	$15,227	$4,665	$6,388	$7,565	$5,950

Net interest income	$808	$429	$330	$306	$324
Mortgage banking income	15,227	4,665	6,388	7,565	5,950
Other operating expense	8,561	5,175	5,382	6,198	5,708
Income (loss) before provision for income taxes	7,474	(81)	1,336	1,673	566
Provision (benefit) for income taxes	2,138	(23)	381	478	162
Net income (loss)	$5,336	($58)	$955	$1,195	$404

Weighted average shares outstanding, diluted	6,440,898	6,560,593	6,647,510	6,707,523	6,896,687
Diluted earnings (loss) per share	$0.82	($0.01)	$0.14	$0.18	$0.06
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2020	June 30, 2019
Mortgage loans funded for sale	$549,310	$261,400
Mortgage loan refinances to total fundings	59%	17%

Net realized gains on mortgage loans sold	$15,965	$7,830
Change in fair value of mortgage loan commitments, net	3,034	1,011
Total production revenue	18,999	8,841
Mortgage servicing revenue	2,960	2,787
Change in fair value of mortgage servicing rights, net[1]	(2,858)	(1,624)
Total mortgage servicing revenue, net	102	1,163
Other mortgage banking revenue	791	244
Total mortgage banking income	$19,892	$10,248

Net interest income	$1,237	$605
Mortgage banking income	19,892	10,248
Other operating expense	13,736	10,270
Income before provision for income taxes	7,393	583
Provision for income taxes	2,115	167
Net income	$5,278	$416

Weighted average shares outstanding, diluted	6,496,515	6,939,338
Diluted earnings per share	$0.81	$0.06
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates, net of collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets increased to $2.02 billion at June 30, 2020, up 19% from the preceding quarter and up 30% from a year ago. Northrim’s loan-to-deposit ratio was 82% at June 30, 2020, up from 78% at March 31, 2020 and 79% at June 30, 2019.

Average interest-earning assets were $1.76 billion in the second quarter of 2020, up 21% from $1.46 billion in the first quarter of 2020 and up 30% from $1.36 billion in the second quarter a year ago. The average yield on interest-earning assets was 4.38% in the second quarter of 2020, down from 4.82% in the preceding quarter and 5.17% in the second quarter a year ago.

Average investment securities decreased to $256.5 million in the second quarter of 2020, compared to $284.1 million in the first quarter of 2020 and $281.5 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio was 2.50% for the second quarter of 2020, down from 2.59% in the preceding quarter and 2.71% in the year ago quarter. The average estimated duration of the investment portfolio at June 30, 2020 was 2.5 years.

“Our participation in the PPP bolstered loan production during the quarter. While the loan pipeline remains strong, new loan growth outside of PPP loans has slowed somewhat as companies paused their expansion efforts and placed projects on hold as a result of the uncertainty around the COVID-19 pandemic and lower oil prices. We have also seen loan activity during the quarter from new customers we obtained through the PPP process,” said Ballard. At June 30, 2020, commercial loans represented 29% of total loans, PPP loans represented 24% of total loans, commercial real estate loans comprised 36% of total loans, and construction loans made up 8% of total loans. Portfolio loans were $1.43 billion at June 30, 2020, up 32% from the preceding quarter and up 41% from a year ago. Portfolio loans

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excluding the impact from PPP were $1.09 billion at June 30, 2020, up 1% from the preceding quarter and up 7% from a year ago. Average portfolio loans in the second quarter of 2020 were $1.34 billion, up 27% from the preceding quarter and up 34% from a year ago. Yields on average portfolio loans in the second quarter of 2020 decreased to 4.99% from 5.69% in the first quarter of 2020 and decreased compared to 5.96% in the second quarter of 2019.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. At June 30, 2020, balances in transaction accounts represented 90% of total deposits. Total deposits were $1.74 billion at June 30, 2020, up 24% from $1.40 billion at March 31, 2020, and up 35% from $1.29 billion a year ago. Average interest-bearing deposits were up 10% to $1.02 billion with an average cost of 0.53% in the second quarter of 2020, compared to $925.9 million and an average cost of 0.64% in the first quarter of 2020, and up 24% compared to $818.1 million and an average cost of 0.58% in the second quarter of 2019.

“Deposits were up during the quarter in part due to funding PPP loans, but also due to new customer relationships as a result of our significant PPP effort. Our lenders, retail bankers and commercial cash managers have worked hard to meet the needs of our existing and new customers,” said Michael Martin, the Bank's Chief Operating Officer and General Counsel. “Our suite of deposit products, along with superior “Customer First Service,” is proving to be what businesses are looking for from their community bank.”

Shareholders’ equity was $206.9 million, or $32.49 per share, at June 30, 2020, compared to $197.7 million, or $31.06 per share, at March 31, 2020 and $206.3 million, or $30.66 per share, a year ago. Tangible book value per share* was $29.97 at June 30, 2020, compared to $28.53 at March 31, 2020, and $28.27 per share a year ago. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 13.99% at June 30, 2020, compared to 13.25% at March 31, 2020, and 15.03% at June 30, 2019.

Asset Quality

“Several credit quality metrics improved during the second quarter of this year compared to three months earlier despite the current economic environment we are in, and we were actively communicating with borrowers and offering them solutions. We remain diligent with monitoring the loan portfolio during this new economic cycle,” said Martin.

Nonperforming assets ("NPAs") net of government guarantees were $20.8 million at June 30, 2020, up from $19.6 million at March 31, 2020 and down from $23.9 million a year ago. Of the NPAs, $10.4 million, or 50% are nonaccrual loans and nonperforming purchased receivables related to five commercial relationships. Two of these relationships, which totaled $5.8 million at June 30, 2020, are businesses in the medical industry.

Net adversely classified loans improved to $15.7 million at June 30, 2020, as compared to $17.4 million at March 31, 2020, and $25.0 million a year ago. Net loan charge offs were $768,000 in the second quarter of 2020, compared to net loan charge offs of $131,000 in the first quarter of 2020, and net loan recoveries of $9,000 in the second quarter of 2019. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. As of June 30, 2020, $11.5 million, or 73% of net adversely classified loans are attributable to nine relationships with five loans to commercial businesses, two loans to medical businesses, and two loans to oilfield services commercial businesses.

Performing restructured loans that were not included in nonaccrual loans at June 30, 2020, net of government guarantees were $966,000, down from $1.4 million three months earlier and from $1.6 million a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

As of June 30, 2020, Northrim had $63.4 million, or 6% of portfolio loans excluding SBA PPP loans, in the tourism sector; $56.0 million, or 5% of portfolio loans excluding SBA PPP loans, in the aviation (non-tourism) sector; $51.5

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million, or 5% of total portfolio loans excluding SBA PPP loans, in the healthcare sector; $34.4 million, or 3% in the accommodations sector; $23.9 million, or 2% in retail loans; and $23.5 million, or 2% in the restaurant sector.

Northrim estimates that $70.2 million, or approximately 6% of portfolio loans excluding SBA PPP loans had direct exposure to the oil and gas industry in Alaska, as of June 30, 2020, and $1.9 million of these loans are adversely classified. As of June 30, 2020, Northrim has an additional $51.9 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 16 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and a loan production office in Kodiak, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the availability and terms of funding from government sources related to COVID-19; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

https://www.bea.gov/data/gdp/gdp-state

https://www.bea.gov/data/income-saving/personal-income-by-state

http://almis.labor.state.ak.us/

https://labor.alaska.gov/news/2020/news20-19.htm

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

https://www.mba.org/store/products/market-and-research-data/q1-2020-quarterly-mortgage-bankers-performance-report

https://www.sba.gov/about-sba/sba-newsroom/press-releases-media-advisories/sba-and-treasury-announce-release-ppp-loan-data

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Interest Income:
Interest and fees on loans	$17,454	$15,359	$15,353	$32,813	$30,330
Interest on portfolio investments	1,519	1,744	1,818	3,263	3,576
Interest on deposits in banks	31	236	135	267	278
Total interest income	19,004	17,339	17,306	36,343	34,184
Interest Expense:
Interest expense on deposits	1,331	1,484	1,174	2,815	2,112
Interest expense on borrowings	216	165	175	381	346
Total interest expense	1,547	1,649	1,349	3,196	2,458
Net interest income	17,457	15,690	15,957	33,147	31,726

Provision for loan losses	404	2,060	300	2,464	1,050
Net interest income after provision for loan losses	17,053	13,630	15,657	30,683	30,676

Other Operating Income:
Mortgage banking income	15,227	4,665	5,950	19,892	10,248
Bankcard fees	681	643	744	1,324	1,394
Purchased receivable income	675	921	837	1,596	1,646
Service charges on deposit accounts	171	362	413	533	826
Unrealized gain (loss) on marketable equity securities	149	(871)	118	(722)	652
Interest rate swap income	17	—	734	17	734
Gain on sale of securities	—	98	—	98	23
Other income	615	615	773	1,230	1,579
Total other operating income	17,535	6,433	9,569	23,968	17,102

Other Operating Expense:
Salaries and other personnel expense	15,637	12,256	12,945	27,893	24,247
Data processing expense	2,033	1,769	1,796	3,802	3,475
Occupancy expense	1,618	1,657	1,642	3,275	3,413
Professional and outside services	714	608	684	1,322	1,240
Marketing expense	696	583	833	1,279	1,252
Insurance expense	301	312	232	613	490
OREO expense, net rental income and gains on sale	21	(36)	165	(15)	(155)
Intangible asset amortization expense	12	12	15	24	30
Other operating expense	1,642	1,626	1,507	3,268	2,907
Total other operating expense	22,674	18,787	19,819	41,461	36,899

Income before provision for income taxes	11,914	1,276	5,407	13,190	10,879
Provision for income taxes	2,014	243	1,146	2,257	2,306
Net income	$9,900	$1,033	$4,261	$10,933	$8,573

Basic EPS	$1.54	$0.16	$0.62	$1.70	$1.25
Diluted EPS	$1.52	$0.16	$0.62	$1.68	$1.24
Weighted average shares outstanding, basic	6,367,397	6,467,630	6,798,352	6,417,514	6,838,986
Weighted average shares outstanding, diluted	6,440,898	6,560,593	6,896,687	6,496,515	6,939,338

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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2020	2020	2019

Assets:
Cash and due from banks	$34,331	$31,096	$25,377
Interest bearing deposits in other banks	55,081	54,714	45,454
Investment securities available for sale	202,347	268,959	249,986
Marketable equity securities	7,758	7,609	7,916
Investment in Federal Home Loan Bank stock	2,428	3,312	2,069
Loans held for sale	133,975	86,258	61,531
Portfolio loans	1,433,201	1,081,873	1,015,704
Allowance for loan losses	(20,653)	(21,017)	(20,518)
Net portfolio loans	1,412,548	1,060,856	995,186
Purchased receivables, net	11,549	23,670	13,114
Mortgage servicing rights, at fair value	10,721	11,653	10,836
Other real estate owned, net	7,205	7,205	7,043
Premises and equipment, net	39,055	39,293	39,155
Lease right of use asset	13,189	13,757	14,924
Goodwill and intangible assets	16,070	16,082	16,124
Other assets	70,448	66,798	64,055
Total assets	$2,016,705	$1,691,262	$1,552,770

Liabilities:
Demand deposits	$680,033	$453,003	$435,425
Interest-bearing demand	400,138	333,352	285,664
Savings deposits	261,934	228,383	232,190
Money market deposits	215,735	207,418	204,151
Time deposits	179,519	173,336	130,748
Total deposits	1,737,359	1,395,492	1,288,178
Securities sold under repurchase agreements	—	—	864
Other borrowings	11,754	36,877	7,158
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	13,121	13,685	14,807
Other liabilities	37,238	37,175	25,115
Total liabilities	1,809,782	1,493,539	1,346,432

Shareholders' Equity:
Total shareholders' equity	206,923	197,723	206,338
Total liabilities and shareholders' equity	$2,016,705	$1,691,262	$1,552,770

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Investments
	June 30, 2020		March 31, 2020		June 30, 2019
	Balance	% of total	Balance	% of total	Balance	% of total
U.S. Treasury securities	$47,832	22.8%	$58,097	21.0%	$55,349	21.5%
U.S. Agency securities	92,171	43.8%	153,812	55.6%	127,417	49.4%
Corporate securities	32,043	15.3%	30,567	11.1%	40,400	15.7%
Marketable equity securities	7,758	3.7%	7,609	2.8%	7,916	3.1%
Collateralized loan obligations	27,974	13.3%	24,160	8.7%	22,931	8.9%
Alaska municipality, utility, or state bonds	2,327	1.1%	2,323	0.8%	3,739	1.4%
Other municipality, utility, or state bonds	—	—%	—	—%	150	0.1%
Total portfolio investments	$210,105		$276,568		$257,902

Composition of Portfolio Loans
	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$426,675	29%	$434,832	40%	$412,690	39%	$398,213	39%	$387,257	38%
SBA Payment Protection loans	353,485	24%	—	—%	—	—%	—	—%	—	—%
CRE owner occupied loans	154,741	11%	146,453	13%	138,891	13%	127,045	12%	126,991	12%
CRE nonowner occupied loans	360,533	25%	355,753	33%	355,466	34%	377,311	36%	367,703	36%
Construction loans	114,464	8%	109,849	10%	100,626	10%	98,716	9%	97,837	10%
Consumer loans	38,310	3%	39,923	4%	40,783	4%	39,868	4%	40,234	4%
Subtotal	1,448,208		1,086,810		1,048,456		1,041,153		1,020,022
Unearned loan fees, net	(15,007)		(4,937)		(5,085)		(4,624)		(4,318)
Total portfolio loans	$1,433,201		$1,081,873		$1,043,371		$1,036,529		$1,015,704

Composition of Deposits
	June 30, 2020		March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$680,033	40%	$453,003	33%	$451,896	33%	$460,327	33%	$435,425	34%
Interest-bearing demand	400,138	23%	333,352	24%	320,264	23%	292,198	22%	285,664	22%
Savings deposits	261,934	15%	228,383	16%	229,918	17%	228,739	17%	232,190	18%
Money market deposits	215,735	12%	207,418	15%	205,801	15%	214,352	16%	204,151	16%
Time deposits	179,519	10%	173,336	12%	164,472	12%	155,413	12%	130,748	10%
Total deposits	$1,737,359		$1,395,492		$1,372,351		$1,351,029		$1,288,178

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality
	June 30,	March 31,	June 30,
	2020	2020	2019
Nonaccrual loans	$14,365	$15,074	$18,080
Loans 90 days past due and accruing	—	—	—
Total nonperforming loans	14,365	15,074	18,080
Nonperforming loans guaranteed by government	(1,635)	(1,671)	(1,139)
Net nonperforming loans	12,730	13,403	16,941
Other real estate owned	7,205	7,205	7,043
Repossessed assets	919	231	1,182
Nonperforming purchased receivables	1,226	—	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$20,801	$19,560	$23,887
Nonperforming loans, net of government guarantees / portfolio loans	0.89%	1.24%	1.67%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	1.21%	1.28%	1.72%
Nonperforming assets, net of government guarantees / total assets	1.03%	1.16%	1.54%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	1.27%	1.18%	1.57%

Performing restructured loans	$2,887	$4,389	$1,645
Performing restructured loans guaranteed by government	(1,921)	(2,953)	—
Net performing restructured loans	$966	$1,436	$1,645
Nonperforming loans plus performing restructured loans, net of government
guarantees	$13,696	$14,839	$18,586
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.96%	1.37%	1.83%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	1.30%	1.41%	1.88%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	1.08%	1.24%	1.64%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	1.34%	1.27%	1.68%

Adversely classified loans, net of government guarantees	$15,703	$17,388	$25,016
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.05%	0.33%	0.70%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.06%	0.34%	0.72%

Allowance for loan losses / portfolio loans	1.44%	1.94%	2.02%
Allowance for loan losses / portfolio loans, net of government guarantees	1.96%	2.00%	2.08%
Allowance for loan losses / nonperforming loans, net of government guarantees	162%	157%	121%

Gross loan charge-offs for the quarter	$804	$165	$68
Gross loan recoveries for the quarter	($36)	($34)	($77)
Net loan (recoveries) charge-offs for the quarter	$768	$131	($9)
Net loan charge-offs year-to-date	$899	$131	$51
Net loan charge-offs for the quarter / average loans, for the quarter	0.06%	0.01%	—%
Net loan charge-offs year-to-date / average loans,
year-to-date annualized	0.15%	0.05%	0.01%

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at March 31, 2020	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at June 30, 2020
Commercial loans	$9,340	$1,055	($534)	($804)	($695)	$—	$—	$8,362
Commercial real estate	4,635	508	(20)	—	—	—	—	5,123
Construction loans	915	—	(213)	—	—	—	—	702
Consumer loans	184	—	(6)	—	—	—	—	178
Non-performing loans guaranteed by government	(1,671)	(54)	90	—	—	—	—	(1,635)
Total non-performing loans	13,403	1,509	(683)	(804)	(695)	—	—	12,730
Other real estate owned	7,205	—	—	—	—	—	—	7,205
Repossessed assets	231	695	(7)	—	—	—	—	919
Nonperforming purchased receivables	—	1,226	—	—	—	—	—	1,226
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$19,560	$3,430	($690)	($804)	($695)	$—	$—	$20,801

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Charge-offs:
Support for oil and gas operations	$—	$36	$—	$—	$—
Retail sales	—	16	—	22	—
Food service contractors	—	99	—	—	—
Health care and social assistance	804	—	—	—	64
Consumer	—	14	11	7	4
Total charge-offs	$804	$165	$11	$29	$68

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$51,448	0.24%	$68,076	1.37%	$22,850	2.34%
Portfolio investments	256,500	2.50%	284,068	2.59%	281,450	2.71%
Loans held for sale	111,475	3.12%	50,375	3.51%	51,280	4.13%
Portfolio loans	1,342,717	4.99%	1,059,023	5.69%	1,003,019	5.96%
Total interest-earning assets	1,762,140	4.38%	1,461,542	4.82%	1,358,599	5.17%
Nonearning assets	186,583		174,049		167,414
Total assets	$1,948,723		$1,635,591		$1,526,013

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,017,544	0.53%	$925,859	0.64%	$818,122	0.58%
Borrowings	73,349	1.17%	22,188	2.95%	44,938	1.53%
Total interest-bearing liabilities	1,090,893	0.57%	948,047	0.70%	863,060	0.63%

Noninterest-bearing demand deposits	602,464		433,347		421,232
Other liabilities	50,525		46,231		31,391
Shareholders' equity	204,841		207,966		210,330
Total liabilities and shareholders' equity	$1,948,723		$1,635,591		$1,526,013
Net spread		3.81%		4.12%		4.54%
NIM		3.98%		4.32%		4.71%
NIMTE*		4.02%		4.37%		4.77%
Average portfolio loans to average
interest-earning assets	76.20%		72.46%		73.83%
Average portfolio loans to average total deposits	82.88%		77.91%		80.93%
Average non-interest deposits to average
total deposits	37.19%		31.88%		33.99%
Average interest-earning assets to average
interest-bearing liabilities	161.53%		154.16%		157.42%

The components of the change in NIMTE* are detailed in the table below:

	2Q20 vs. 1Q20	2Q20 vs. 2Q19
Nonaccrual interest adjustments	0.02%	0.03%
Impact of SBA Paycheck Protection Program loans	(0.15)%	(0.15)%
Interest rates and loan fees, all other loans	(0.27)%	(0.55)%
Volume and mix of interest-earning assets and liabilities	0.05%	(0.08)%
Change in NIMTE*	(0.35)%	(0.75)%

Northrim BanCorp Earns $9.9 Million, or $1.52 per Diluted Share in 2Q20
July 27, 2020
19 of 22

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2020		June 30, 2019
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$59,762	0.88%	$23,521	2.35%
Portfolio investments	270,284	2.55%	280,937	2.68%
Loans held for sale	80,925	3.24%	41,297	4.28%
Portfolio loans	1,200,870	5.30%	996,009	6.00%
Total interest-earning assets	1,611,841	4.58%	1,341,764	5.20%
Nonearning assets	180,316		164,841
Total assets	$1,792,157		$1,506,605

Liabilities and Shareholders' Equity
Interest-bearing deposits	$971,701	0.58%	$809,354	0.53%
Borrowings	47,769	1.59%	48,208	1.42%
Total interest-bearing liabilities	1,019,470	0.63%	857,562	0.58%

Noninterest-bearing demand deposits	517,906		407,703
Other liabilities	48,378		31,550
Shareholders' equity	206,403		209,790
Total liabilities and shareholders' equity	$1,792,157		$1,506,605
Net spread		3.95%		4.62%
NIM		4.14%		4.77%
NIMTE*		4.18%		4.83%
Average portfolio loans to average interest-earning assets	74.50%		74.23%
Average portfolio loans to average total deposits	80.62%		81.84%
Average non-interest deposits to average total deposits	34.77%		33.50%
Average interest-earning assets to average interest-bearing liabilities	158.11%		156.46%

The components of the change in NIMTE* are detailed in the table below:

YTD20 vs.YTD19
Nonaccrual interest adjustments	0.03%
Impact of SBA Paycheck Protection Program loans	(0.09)%
Interest rates and loan fees, all other loans	(0.51)%
Volume and mix of interest-earning assets and liabilities	(0.08)%
Change in NIMTE*	(0.65)%

Northrim BanCorp Earns $9.9 Million, or $1.52 per Diluted Share in 2Q20
July 27, 2020
20 of 22

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2020	March 31, 2020	June 30, 2019
Book value per share	$32.49	$31.06	$30.66
Tangible book value per share*	$29.97	$28.53	$28.27
Total shareholders' equity/total assets	10.26%	11.69%	13.29%
Tangible Common Equity/Tangible Assets*	9.54%	10.84%	12.38%
Tier 1 Capital / Risk Adjusted Assets	13.99%	13.25%	15.03%
Total Capital / Risk Adjusted Assets	15.24%	14.50%	16.28%
Tier 1 Capital / Average Assets	11.92%	11.93%	13.22%
Shares outstanding	6,368,046	6,366,100	6,729,456
Unrealized gain (loss) on AFS debt securities, net of income taxes	$1,269	$13	$871
Unrealized gain (loss) on derivatives and hedging activities, net of income taxes	($1,718)	($1,718)	($374)

Profitability Ratios
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
For the quarter:
NIM	3.98%	4.32%	4.48%	4.60%	4.71%
NIMTE*	4.02%	4.37%	4.52%	4.65%	4.77%
Efficiency ratio	64.76%	84.87%	78.79%	72.01%	77.58%
Return on average assets	2.04%	0.25%	1.11%	1.90%	1.12%
Return on average equity	19.44%	2.00%	8.74%	14.45%	8.13%

	June 30, 2020	June 30, 2019
Year-to-date:
NIM	4.14%	4.77%
NIMTE*	4.18%	4.83%
Efficiency ratio	72.55%	75.51%
Return on average assets	1.23%	1.15%
Return on average equity	10.65%	8.24%

Northrim BanCorp Earns $9.9 Million, or $1.52 per Diluted Share in 2Q20
July 27, 2020
21 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2020 and 2019. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Net interest income	$17,457	$15,690	$16,410	$16,306	$15,957
Divided by average interest-bearing assets	1,762,140	1,461,542	1,454,756	1,406,485	1,358,599
Net interest margin ("NIM")[2]	3.98%	4.32%	4.48%	4.60%	4.71%

Net interest income	$17,457	$15,690	$16,410	$16,306	$15,957
Plus: reduction in tax expense related to
tax-exempt interest income	168	187	180	163	191
	$17,625	$15,877	$16,590	$16,469	$16,148
Divided by average interest-bearing assets	1,762,140	1,461,542	1,454,756	1,406,485	1,358,599
NIMTE[2]	4.02%	4.37%	4.52%	4.65%	4.77%

	Year-to-date
	June 30, 2020	June 30, 2019
Net interest income	$33,147	$31,726
Divided by average interest-bearing assets	1,611,841	1,341,764
Net interest margin ("NIM")[3]	4.14%	4.77%

Net interest income	$33,147	$31,726
Plus: reduction in tax expense related to
tax-exempt interest income	349	379
	$33,496	$32,105
Divided by average interest-bearing assets	1,611,841	1,341,764
NIMTE[3]	4.18%	4.83%

2Calculated using actual days in the quarter divided by 366 for the quarter ended in 2020 and 365 for quarters ended in 2019.

3Calculated using actual days in the year divided by 366 for year-to-date period in 2020 and 365 for year-to-date period in 2019.

Northrim BanCorp Earns $9.9 Million, or $1.52 per Diluted Share in 2Q20
July 27, 2020
22 of 22

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Total shareholders' equity	$206,923	$197,723	$207,117	$204,039	$206,338
Divided by shares outstanding	6,368	6,366	6,559	6,540	6,729
Book value per share	$32.49	$31.06	$31.58	$31.20	$30.66

	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Total shareholders' equity	$206,923	$197,723	$207,117	$204,039	$206,338
Less: goodwill and intangible assets	16,070	16,082	16,094	16,109	16,124
	$190,853	$181,641	$191,023	$187,930	$190,214
Divided by shares outstanding	6,368	6,366	6,559	6,540	6,729
Tangible book value per share	$29.97	$28.53	$29.12	$28.74	$28.27

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019

Total shareholders' equity	$206,923	$197,723	$207,117	$204,039	$206,338
Total assets	2,016,705	1,691,262	1,643,996	1,616,631	1,552,770
Total shareholders' equity to total assets	10.26%	11.69%	12.60%	12.62%	13.29%

Northrim BanCorp, Inc.	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Total shareholders' equity	$206,923	$197,723	$207,117	$204,039	$206,338
Less: goodwill and other intangible assets, net	16,070	16,082	16,094	16,109	16,124
Tangible common shareholders' equity	$190,853	$181,641	$191,023	$187,930	$190,214

Total assets	$2,016,705	$1,691,262	$1,643,996	$1,616,631	$1,552,770
Less: goodwill and other intangible assets, net	16,070	16,082	16,094	16,109	16,124
Tangible assets	$2,000,635	$1,675,180	$1,627,902	$1,600,522	$1,536,646
Tangible common equity ratio	9.54%	10.84%	11.73%	11.74%	12.38%

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Note Transmitted on GlobeNewswire on July 27, 2020, at 12:15 pm Alaska Standard Time.